Exhibit 3.2

AMENDMENT TO

BYLAWS OF

HALLADOR PETROELUM COMPANY

a Colorado corporation

Hallador Petroleum Company (the “Corporation”), a corporation organized and existing under Colorado law, does hereby certify that the board of directors of the Corporation (the “Board of Directors”) adopted this Amendment to the Bylaws of Hallador Petroleum Company (the “Bylaws”) by unanimous written consent of the Board of Directors.

1. Amendment.

(a) Article V, Section 2 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.  Stock Certification.  The shares of the Corporation shall be represented by certificates; provided, however, the Board may authorize the issuance by the Corporation of some or all of the shares of any or all classes or series of the Corporation’s stock without certificates.

(a)           Certificated shares shall be represented by consecutively numbered certificates signed in the name of the Corporation by its President or Vice President and the Secretary or an Assistant Secretary, and shall be sealed with the seal of the Corporation, or with a facsimile thereof.  The signatures of the Corporation’s officers on any certificate may also be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors.  No certificate shall be issued until the shares represented thereby are fully paid.

(b)           The Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates as may be required by applicable laws, including the Colorado Business Corporation Act.  Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefore have been surrendered to the Corporation.  Unless otherwise determined by the Board of Directors, each shareholder, upon written request to the Secretary of the Corporation, shall be entitled to a certificate or certificates representing the number of shares held by him or her in the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, as long as the same is required by the Colorado Business Corporation Act, the Corporation shall send to the registered owner thereof without charge a written statement of the designation, relative rights, preferences and limitations of the shares of each class authorized to be issued and the other information required by the Colorado Business Corporation Act to be set forth or stated on certificates for stock.”

2. Bylaws Remain in Effect.  Except as expressly provided in Section 1 above, the Bylaws of the Company remain in full force and effect, without modification.

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